Exhibit 99.1

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM

SUMMARY

This summary highlights material information appearing elsewhere in this offering memorandum. Because this is a summary, it may not contain all of the information that you should consider before investing in the notes offered hereby, and you should carefully read this entire offering memorandum, including our consolidated financial statements and related notes appearing elsewhere in this offering memorandum and the information presented under the caption “Risk Factors”. As used herein, unless we otherwise specify, the terms the “Issuer”, “we”, “us”, “our”, “Nathan’s”, “Nathan’s Famous” and the “Company” mean Nathan’s Famous, Inc. and its subsidiaries.

Amounts and percentages appearing in this offering memorandum have been rounded to the amounts shown for convenience of presentation. Accordingly, the total of each column of amounts may not be equal to the total of the relevant individual items.

Our Company

From a HOT DOG…to an international HABIT!

We are a leading branded licensor, wholesaler and retailer of products marketed under our Nathan’s Famous brand, including our popular Nathan’s World Famous Beef Hot Dogs. What began as a nickel hot dog stand on Coney Island in 1916 has evolved into a highly recognized brand throughout the United States and the world. Our innovative business model seeks to maximize the points of distribution for and the consumption of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and our other products across a wide-range of grocery retail and foodservice formats. Our products are currently marketed for sale in approximately 50,000 locations, including supermarkets, mass merchandisers and club stores, selected foodservice locations and our Company-owned and franchised restaurants throughout the United States and in eleven foreign territories and countries.

For the 52 week period ended December 28, 2014, we generated revenues of $96.3 million and EBITDA of $20.3 million. Accounting for the full year benefit of our new licensing agreement with John Morrell & Co. (“John Morrell”), a subsidiary of Smithfield Foods, Inc. (“Smithfield”), which went into effect March 2, 2014 (the “John Morrell Agreement”), we generated pro forma revenue of $98.7 million. Adjusted EBITDA was $23.8 million during the same period. A reconciliation of net income to EBITDA to Adjusted EBITDA is provided in “—Summary Consolidated Historical Financial Data”. Shares of our common stock are traded on the NASDAQ Global Select under the symbol “NATH”, and, as of February 13, 2015, we had an equity market capitalization of approximately $346.4 million.

Our Company is organized around four principal revenue centers:

Licensing Program. To leverage the strength of our brand, we contract with certain third parties to manufacture, distribute, market and sell a broad variety of Nathan’s Famous branded products including our hot dogs, sausages and frozen French fries through retail grocery channels within the United States. As of December 28, 2014, packaged Nathan’s World Famous Beef Hot Dogs continued to be sold in at least 33,000 supermarkets, mass merchandisers and club stores including Kroger, Publix, ShopRite, Walmart, Target,

Costco and BJ’s Wholesale Club located in at least 45 states. We earn revenue through royalties on products sold by our licensing partners. For the 52 week period ended December 28, 2014, our Licensing Program generated royalties of $16.0 million. Accounting for the full year benefit of the John Morrell Agreement, we generated pro forma licensing royalties of $18.3 million.

Company-Owned Restaurants. We operate five Company-owned Nathan’s units, including one seasonal location, in New York. Our Company-owned restaurants typically carry a broader selection of menu items than our franchise restaurants and generally attain sales levels higher than the average of our franchise units. For the 52 week period ended December 28, 2014, our Company-owned restaurants contributed $16.2 million in revenue, representing a 7.7% compound annual growth rate (“CAGR”) since fiscal year 2012. Our iconic Coney Island flagship location has been open for 98 years and is the home of the annual Nathan’s Hot Dog Eating Contest, which has been broadcasted on ESPN each 4th of July since 2004 and achieved a record 2.8 million viewers in 2014.

Franchise Program. Our franchised restaurant operations are comprised predominately of our Nathan’s Famous concept, which features a menu consisting of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and beverages as well as other items. We earn royalties on restaurant sales at these franchise locations. In addition to our traditionally franchised restaurants, we enable approved foodservice operators to offer a Nathan’s Famous menu of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries, proprietary toppings and a limited menu of other Nathan’s products through our Branded Menu Program (“BMP”). We earn royalties on Nathan’s products purchased by our BMP partners.

As of December 28, 2014, we have 305 franchised units, including 122 BMP units, located in 27 states, the Cayman Islands and 10 foreign countries. For the 52 week period ended December 28, 2014, we generated $5.9 million in franchise revenue, of which $1.0 million was generated by the BMP.

Branded Product Program. Through our Branded Product Program (“BPP”), we provide qualified foodservice operators in a variety of venues the opportunity to capitalize on our Nathan’s Famous brand by marketing and selling certain Nathan’s Famous signature products. We believe that the program has broad appeal to foodservice operators due to its flexibility to deliver our products to a wide variety of distribution channels. In conjunction with the program, operators are granted a limited use of the Nathan’s Famous trademark, as well as Nathan’s point of purchase materials. Unlike our licensing and franchise programs, we do not generate revenue on royalties, but rather by selling our signature products either directly to the foodservice operators or to various foodservice distributors who provide the products to foodservice operators. For the 52 week period ended December 28, 2014, our BPP generated revenues of $57.2 million.

As of December 28, 2014, we distributed our products through BPP at approximately 15,000 locations in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, Canada and Kuwait. Today, through our BPP, Nathan’s World Famous Beef Hot Dogs are offered in national restaurant chains such as Auntie Anne’s and The Cheesecake Factory, national movie theater chains, national retail chains, casino hotels and convenience store chains. The BPP also continued its representation in professional sports arenas with Nathan’s World Famous Beef Hot Dogs now being served in stadiums and arenas that host the New York Yankees, Dallas Cowboys and other major sports franchises. Additionally, BPP delivers our products to numerous other foodservice operations such as cafeterias, snack bars and vending machines located in many different types of outlets and venues, including airports, highway travel plazas, colleges and universities, military installations and Veteran’s Administration hospitals throughout the country. We believe that the flexibility of the BPP allows us to sell into every segment of the broader foodservice industry.

Competitive Strengths

We believe we benefit from the following competitive strengths:

Iconic Brand with Global Recognition. For nearly 100 years, we have strategically cultivated Nathan’s Famous into an iconic, global brand. From our authentic origins on Coney Island to our popular annual Nathan’s Famous Hot Dog Eating Contest enjoyed by thousands of attendees and millions of viewers on the ESPN network, the Nathan’s Famous brand has become synonymous with premium hot dogs enjoyed throughout the year including cookouts, July 4th celebrations and during the Super Bowl.

Over time, we have continued expanding the number and types of points of distribution for Nathan’s Famous products by leveraging our highly recognizable brand. We have grown to approximately 50,000 global points of distribution, including at least 33,000 supermarkets, mass merchandisers and club stores, 310 franchised and Company-owned restaurants and thousands of third-party foodservice providers. Our products are marketed for sale through retail and foodservice locations throughout all 50 states, the District of Columbia, Puerto Rico, Guam, the U.S. Virgin Islands, the Cayman Islands and 10 foreign countries. In the 52 week period ended December 28, 2014, approximately 480 million Nathan’s Famous hot dogs were sold across all business channels.

The Frank of Choice. Since our beginnings as a nickel hot dog stand in 1916, we have focused on creating the best premium quality hot dog. Using premium cuts of meat, our proprietary spice mix and based on a recipe originally developed in 1916, our hot dogs have a unique texture and flavor that consumers are drawn to.

Our hot dogs have received numerous awards and recognition from various critics and reviewers including:

•	Epicurious: Best Overall All-Beef Hot Dogs (2014)

•	GQ: Rated #1 Best Hot Dog for Your Grill (2014)

•	Redbook: Rated Best Beef Hot Dog (2014)

•	The Huffington Post: Rated #1 Best Hot Dogs (2012)

Recognition as an award winning hot dog has strengthened our brand and created a devoted fan-base. We believe that our high brand awareness allows us to sell hot dogs at a premium price to competing brands across all channels.

Multi-Channel Business Model Provides Diversified Revenue Streams. We believe our flexible business model enables us to diversify sales across multiple channels and customers. Our products are distributed through supermarkets, mass merchandisers and club stores, selected foodservice locations and our Company-owned and franchised restaurants throughout the United States, the District of Columbia, Puerto Rico, Guam, the U.S. Virgin Islands, the Cayman Islands and 10 foreign countries. We also sell our hot dogs through large foodservice distributors such as Sysco, US Foods and Performance Food Group, to national restaurant concepts such as Auntie Anne’s and The Cheesecake Factory and other foodservice operators such as gas stations, movie theaters and sporting venues.

We believe our model reduces our dependence on any one channel and softens the impact of economic cycles on our revenue. Furthermore, the end market for our products includes a diverse list of high-quality retailers, including Kroger, Publix, ShopRite, Walmart, Target, Costco and BJ’s Wholesale Club.

High-Margin Licensing and Royalty Revenue Streams. We earn stable and high-margin revenue through multiple licensing programs and a diverse franchise network. Through licensing agreements with such companies as John Morrell and Lamb Weston, Inc., over 30 Nathan’s Famous branded SKUs are sold through grocery retail channels. These licensing agreements produced

$7.5 million, $8.6 million and $8.5 million of high-margin revenue for the fiscal years 2012, 2013, and 2014, respectively. Additionally, our franchise units generate a consistent stream of high-margin royalty revenue and franchise fees. Franchise related revenue accounted for $5.6 million, $5.8 million and $5.7 million of revenue for the fiscal years 2012, 2013 and 2014, respectively.

Our new 18-year retail hot dog and sausage licensing agreement with John Morrell, which went into effect March 2, 2014, materially improved the cash flow generation of our licensing program. The economic terms of the John Morrell Agreement are favorable compared to our prior 20-year licensing agreement with SMG, Inc. (“SMG”), which expired in March 2014. Under the John Morrell Agreement, we receive royalties of 10.8% on net sales, compared to 3% to 5% of sales under the prior agreement. Additionally, the new agreement is subject to minimum guaranteed royalties of $10.0 million, growing annually to $17.0 million over the life of the agreement, compared to the SMG licensing agreement which paid us $5.3 million from March 2013 through February 2014, the last twelve months of the agreement.

Accounting for the full year impact of the John Morrell Agreement, for the 52 week period ended December 28, 2014, pro forma licensing royalties accounted for $18.3 million of high-margin revenue. During the same period, franchise-related revenue accounted for $5.9 million of revenue. The combined $24.3 million of inherently-stable, high-margin revenue accounted for 24.6% of our total pro forma revenue for the 52 week period ended December 28, 2014.

Stable and Recurring Cash Flow Generation. Our consistent revenue growth combined with high-margin licensing and franchise royalties and fees are the basis of our strong, recurring cash flows. Our continued focus on expanding high-margin revenue centers and our capital expenditure light business model has allowed us to generate stable, recurring cash flows. Adjusted EBITDA and capital expenditures for the 52 week period ended December 28, 2014 were $23.8 million and $0.8 million, respectively. We expect Adjusted EBITDA and cash flow to improve as we grow our licensing business, increase our franchise base and control our general and administrative (“G&A”) expenses.

Experienced Management Team. Our strategic vision is driven by our executive management team under the leadership of Mr. Eric Gatoff, our Chief Executive Officer, Mr. Wayne Norbitz, our Chief Operating Officer, Mr. Ronald DeVos, our Chief Financial Officer, and Mr. Howard Lorber, our Executive Chairman. Our executive management team has a deep understanding of our business, averaging nearly 25 years with our Company. Management has focused on increasing the distribution of Nathan’s Famous products, resulting in significant growth. Since Mr. Gatoff became CEO in fiscal 2007, our revenue has increased from $42.8 million to $98.7 million in the pro forma 52 week period ended December 28, 2014, representing an 11.4% CAGR during the period. Our total points of distribution have grown to approximately 50,000. Further, over the same period, Adjusted EBITDA increased from $9.7 million to $23.8 million, representing a 12.3% CAGR. We believe that management’s extensive experience in the industry provides them with strong insights into our customer base and enables us to continue to expand our business.

Business Strategy

We intend to pursue the following strategies:

Leverage Nathan’s Famous Brand and Iconic Products to Grow Sales. Our brand is widely recognized by virtue of our long history and broad geographic footprint, which allows us to enjoy high consumer awareness in the United States and abroad and allows us the ability to grow in markets and channels where the brand is known but has not yet achieved optimal market penetration. We believe that our highly visible brand and reputation for high quality products have allowed us to expand our food offerings beyond our signature hot dogs and command a price premium across our portfolio of products. Over time, we have expanded menu options so that our Company-owned restaurants and franchisees can supplement their core menu of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and beverages with a variety of other quality menu choices. We have also developed a portfolio of licensed products for sale at retail and grocery locations. We seek to maintain the same quality standard with each of our supplemental menu items and licensed products as we do with our core hot dog and French fries menu. We intend to continue to leverage our highly recognized global brand and iconic products to introduce new products into our existing distribution network, open new points of distribution and grow our overall sales. We believe that there is great potential to increase our sales by converting existing sales of non-branded products to Nathan’s branded products throughout the foodservice industry.

Grow Our High-Margin Licensing Royalties. We expect our retail licensing program to continue to grow under the John Morrell Agreement. John Morrell brings additional sales and marketing resources to our brand through its national scale, broad distribution platform, strong retail relationships and research and development infrastructure capable of developing and introducing attractive new products. As a result of our partnership with John Morrell, we expect Nathan’s Famous products to further penetrate the grocery, mass merchandising and club channels by expanding points of distribution in targeted, underpenetrated regions and through the development of new products. Additionally, John Morrell will support sales of Nathan’s Famous products with a full-scale marketing effort, both inside and outside of stores, which has been highlighted by exciting customer events, including a three race NASCAR Sprint Cup Series sponsorship with Richard Petty Motorsports during 2014.

The growth in our licensing royalties since March 2014 reflects the favorable terms in our new licensing agreement. Licensing royalties under John Morrell for the 39 weeks ended December 28, 2014 increased by 205.7% to $11.1 million, compared to $3.6 million of licensing royalties for the 39 weeks ended December 29, 2013 under SMG. We believe that the combination of our highly recognized brand, premium products and new licensing agreement with a committed and motivated partner provide a continued opportunity to increase sales with existing retailers and grow our points of retail distribution.

Expand Our Franchise System. We will seek to grow our high-margin franchise royalty revenues by focusing on expanding our traditional franchise restaurant base, expanding our BMP and developing master franchising programs in foreign countries. We will seek to market our franchise restaurant program to large, experienced and successful operators with the financial and business capability to develop multiple franchise units, as well as to individual owner-operators with evidence of restaurant management experience, net worth and sufficient capital.

Expand Foodservice Locations Participating in Nathan’s Famous Branded Product Program. We believe that the flexible design of the BPP makes it well-suited for sales to all segments of the broad foodservice industry. We expect to continue the growth of our BPP through the addition of new points of sales as well as adding new distributors.

Profitably Operate Existing Company-owned Restaurants. We operate five Company-owned restaurants, including one seasonal location, in New York. For the 52 week period ended December 28, 2014, our five Company-owned restaurants generated revenues of $16.2 million, representing a 7.7% CAGR since fiscal year 2012. Our iconic Coney Island flagship location has been open for 98 years and is the home of the annual Nathan’s Hot Dog Eating Contest, which has been broadcasted on ESPN each 4th of July since 2004 and achieved a record 2.8 million viewers in 2014. We believe that our highly visible Company-owned restaurants help build brand awareness that helps to drive our franchise unit growth and retail sales around the world. We plan to continue to profitably operate our iconic Company-owned restaurants, and may opportunistically invest in Company-owned restaurant expansion.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below is summary historical consolidated financial and other data of our business, as of the dates and for the periods indicated. The summary historical consolidated financial and other data as of the thirty-nine weeks ended December 28, 2014 and December 29, 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this offering memorandum. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The summary historical consolidated financial and other data for the fiscal years ended March 30, 2014, March 31, 2013 and March 25, 2012 have been derived from our audited consolidated financial statements included elsewhere in this offering memorandum.

The summary historical consolidated financial and other data should be read in conjunction with the information about the limitations on comparability of our financial results. See “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors” and the consolidated financial statements and related notes included elsewhere in this offering memorandum.

	FIFTY- TWO WEEKS ENDED(1)	FIFTY- THREE WEEKS ENDED(1)	FIFTY- TWO WEEKS ENDED(1)	THIRTY-NINE WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 25, 2012	MARCH 31, 2013	MARCH 30, 2014	DECEMBER 29, 2013	DECEMBER 29, 2014	DECEMBER 28, 2014
				(unaudited)	(unaudited)	(unaudited)
CONSOLIDATED STATEMENTS OF EARNINGS:
REVENUES
Sales	$52,369	$56,656	$65,521	$52,003	$60,647	$74,165
License royalties	7,526	8,571	8,513	6,211	13,652	15,954
Franchise fees and royalties	5,646	5,842	5,718	4,279	4,473	5,718
Interest income	573	392	325	246	137	216
Insurance gain (2)		—	2,774	2,801	—	(27)
Other income, net	108	82	76	56	65	85

Total revenues	$66,222	$71,543	$82,927	$65,596	$78,974	$96,305
COSTS AND EXPENSES
Cost of Sales	$42,106	$44,874	$53,072	$41,558	$49,097	$60,611
Restaurant operating expenses	3,115	2,700	3,142	2,432	3,138	3,848
Depreciation and amortization	965	940	1,157	845	985	1,297
General and administrative expenses	9,552	10,437	11,460	8,519	8,561	11,502
Interest expense	477	453	135	135	—	—
Impairment charges	—	—	400	400	—	—

Total costs and expenses	$56,215	$59,404	$69,366	$53,889	$61,781	$77,258
Income from operations before provision for income taxes	$10,007	$12,139	$13,561	$11,707	$17,193	$19,047
Provision for income taxes	3,849	4,671	5,234	4,598	7,027	7,663

Net income (3)	$6,158	$7,468	$8,327	$7,109	$10,166	$11,384

						(In thousands	)

	FIFTY- TWO WEEKS ENDED(1)	FIFTY- THREE WEEKS ENDED(1)	FIFTY- TWO WEEKS ENDED(1)	THIRTY-NINE WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 25, 2012	MARCH 31, 2013	MARCH 30, 2014	DECEMBER 29, 2013	DECEMBER 29, 2014	DECEMBER 28, 2014
				(unaudited)	(unaudited)	(unaudited)
OTHER OPERATING DATA:
Company-owned restaurants (at end of period)(2)(4)	5	5	5	5	5	5
Domestic franchised restaurants (at end of period)	269	273	263	267	243	243
International franchised restaurants (at end of period)	30	30	61	38	62	62
OTHER FINANCIAL DATA:
EBITDA(5)	$11,449	$13,532	$14,853	$12,687	$18,178	$20,344
Adjusted EBITDA(5)	$11,916	$14,289	$14,487	$10,923	$18,936	$23,808
Capital expenditures	$1,358	$998	$4,339	$4,229	$695	$805
				(In thousands, except number of restaurants)

	FIFTY- TWO WEEKS ENDED(1)	FIFTY- THREE WEEKS ENDED(1)	FIFTY- TWO WEEKS ENDED(1)	THIRTY-NINE WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 25, 2012	MARCH 31, 2013	MARCH 30, 2014	DECEMBER 29, 2013	DECEMBER 29, 2014	DECEMBER 28, 2014
				(unaudited)	(unaudited)	(unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS DATA:
Net cash provided by (used in)
Operating activities	$9,612	$9,494	$2,876	$(1,458)	$10,514	$14,848
Investing activities	$3,166	$496	$4,917	$5,027	$3,404	$3,294
Financing activities	$(15,689)	$(2,616)	$881	$1,149	$(1,458)	$(1,726)
Capital expenditures	$1,358	$998	$4,339	$4,229	$695	$805
						(In thousands	)

	MARCH 25, 2012	MARCH 31, 2013	MARCH 30, 2014	DECEMBER 29, 2013	DECEMBER 29, 2014
				(unaudited)	(unaudited)
BALANCE SHEET DATA (AS OF):
Cash and cash equivalents / Marketable securities	$20,739	$25,710	$33,264	$29,418	$41,356
Property, plant and equipment, net	$6,179	$5,788	$8,970	$9,172	$8,680
Total assets	$44,520	$49,662	$56,135	$53,065	$65,192
Total liabilities	$15,683	$15,514	$12,238	$10,269	$12,041
Total stockholders’ equity	$28,837	$34,148	$43,897	$42,796	$53,151
					(In thousands	)

	AS OF DECEMBER 28, 2014
As Adjusted Financial Information and Credit Statistics:(6)
As adjusted total debt(7)	$125,000
Ratio of as adjusted net debt to Adjusted EBITDA (5)(8)	3.3x
	(In thousands, except ratios	)

(1)	Our fiscal year ends on the last Sunday in March, which results in a 52- or 53-week year.
(2)	Represents the gain from an insurance settlement recorded as a result of damage and temporary closure of the Coney Island restaurant due to Superstorm Sandy.
(3)	During the fiscal years ended March 30, 2014 and March 31, 2013, our Company-owned restaurant sales were negatively impacted due to the temporary closing of our Coney Island restaurant due to Superstorm Sandy since October 29, 2012, and our Yonkers restaurant due to renovations since November 25, 2012.
(4)	During the fiscal years ended March 30, 2014 and March 31, 2013, our Company-owned Coney Island and Yonkers restaurants were temporarily closed for redevelopment.
(5)	We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our operating performance. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management considers appropriate to properly reflect our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. EBITDA and Adjusted EBITDA are not recognized measurements under GAAP and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternatives for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as alternatives to cash flow from operating activities or as measures of our liquidity.

Adjusted EBITDA represents net income before interest expense, provision for income taxes, depreciation and amortization, and adjusted for the effect of the John Morrell Agreement, insurance gain, a non-cash impairment charge-long term investment, the amortization of bond premium and non-cash stock-based compensation expenses. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented. We present the below-described EBITDA-based measures because we consider them important supplemental measures and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

In addition, our Adjusted EBITDA should not be taken as representative of our future results of operations or financial position. For example, see “Risk Factors—Risks Related to Our Business—We may not be able to achieve all of our expected incremental license royalties and cost savings from the John Morrell Agreement”.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for each of the periods indicated.

	FIFTY-TWO WEEKS ENDED	FIFTY- THREE WEEKS ENDED	FIFTY-TWO WEEKS ENDED	THIRTY-NINE WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 25, 2012	MARCH 31, 2013	MARCH 30, 2014	DECEMBER 29, 2013	DECEMBER 29, 2014	DECEMBER 28, 2014
				(unaudited)	(unaudited)	(unaudited)
Net income (3)	$6,158	$7,468	$8,327	$7,109	$10,166	$11,384
Interest expense	477	453	135	135	—	—
Provision for income taxes	3,849	4,671	5,234	4,598	7,027	7,663
Depreciation and amortization	965	940	1,157	845	985	1,297

EBITDA	$11,449	$13,532	$14,853	$12,687	$18,178	$20,344
Adjustments for John Morrell Agreement (a)
Incremental license royalties (a i)	$—	$—	$—	$—	$—	$1,251
Cost savings (a ii)	—	—	—	—	—	57
Licensing transition adjustment(a iii)	—	—	1,137	—	—	1,137
Insurance gain (b)	—	—	(2,774)	(2,801)	—	27
Impairment charge—long term investment(c)	—	—	400	400	—	—
Amortization of bond premium (d)	193	130	150	107	129	172
Non-cash stock-based compensation expenses (e)	274	627	721	530	629	820

Adjusted EBITDA	$11,916	$14,289	$14,487	$10,923	$18,936	$23,808

						(In thousands	)

a.

Represents adjustments related to the John Morrell Agreement, which was entered into on March 2, 2014, as if the John Morrell Agreement was entered into on December 30, 2013, which is the first day of the 52 week period ended December 28, 2014. This adjustment has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information, is presented for informational purposes only and does not purport to represent what our actual financial position or results of operation would have been if the John Morrell Agreement was entered into as of an earlier date or that may be achieved in the future. The adjustments provide for incremental license royalties based on historical volumes, cost savings based on historical volumes, and incremental license royalties due to lost volume during the transition period in March 2014 when John Morrell began operating as the primary licensee:
i.	Represents estimated incremental license royalties from December 30, 2013 to March 1, 2014 as if the John Morrell Agreement was entered into on December 30, 2013. The estimate subtracts (A) the actual license royalties of $1.0 million paid to us by SMG from December 30, 2013 through March 1, 2014, from (B) the estimated royalties of $1.3 million that John Morrell would have paid us during the period assuming no change in gross sales volume. In order to calculate the estimated license royalties that would have been paid by John Morrell during the period, SMG’s estimated gross sales are converted to net sales of $20.6 million using the estimated average sales deductions (which include rebates, coupons and other trade promotions) of 15% experienced during the period. The contractual license royalty rate of 10.8% of net sales under the John Morrell Agreement is then applied to estimated net sales of $20.6 million to determine the $1.3 million of estimated license royalties that would have been paid to us from John Morrell during the period if the John Morrell Agreement had been in place for the entire period.
ii.	Represents estimated cost savings under the John Morrell Agreement related to products purchased under our BPP as if the John Morrell Agreement was entered into on December 30, 2013, which is the first day of the 52 week period ended December 28, 2014 and those products were instead purchased under the John Morrell Agreement. From December 30, 2013 through March 1, 2014, we purchased approximately 2.4 million pounds of product from SMG for resale through BPP. Freight expense allocation and overhead allocation are approximately 2.4 cents per pound less under the John Morrell Agreement than under the SMG licensing agreement, on a per pound basis. The estimated cost savings of approximately $57,000 is a result of the approximate 2.4 cents per pound savings applied to the approximately 2.4 million pounds of product purchased from SMG from December 30, 2013 to March 1, 2014.
iii.	Represents estimated incremental license royalties due to the transition from SMG to John Morrell that resulted in unusually low volume and sales disruptions during March 2014. The estimate combines incremental license royalties for March 2014 using SMG’s March 2013 pounds sold as a proxy for March 2014 pounds sold to adjust the period as if the transition disruptions had not occurred. Actual license royalties of $0.6 million were paid to us under the John Morrell Agreement for March 2014. This $0.6 million was subtracted from the estimated royalties of $1.7 million that John Morrell would have paid to us in March 2014 using March 2013 pounds sold as a proxy for March 2014. In order to calculate the estimated royalties that would have been paid by John Morrell during March 2014 using March 2013 pounds sold as a proxy for March 2014, SMG’s estimated gross sales for March 2013 are converted to net sales of $15.6 million using the estimated sales deductions (which include rebates, coupons and other trade promotions) of 15% experienced during the month. The contractual license royalty rate of 10.8% of net sales under the John Morrell Agreement is then applied to the estimated net sales of $15.6 million to determine the $1.7 million of estimated license royalties that would have been paid to us from John Morrell during the month using March 2013 pounds sold as a proxy for March 2014.
b.	Represents the elimination of the gain from insurance payments as a result of damage and temporary closure of the Coney Island restaurant due to Superstorm Sandy.
c.	Represents impairment charges based on Management’s evaluation of the fair value of its long-term investment in a privately owned corporation.
d.	Represents the premiums paid on our purchase of marketable securities, which consists of municipal bonds.
e.	Represents the non-cash stock-based compensation costs related to our stock options and restricted stock awards.
(6)	As adjusted to give effect to the issuance of the notes assuming the notes had been issued as of December 28, 2014 and the use of proceeds from this offering as described in “Use of Proceeds”.
(7)	As adjusted total debt reflects the issuance of the notes offered hereby.
(8)	The ratio of as adjusted net debt to Adjusted EBITDA for the fifty-two weeks ended December 28, 2014 is determined by dividing the face value of as adjusted net debt by Adjusted EBITDA. As adjusted net debt means as adjusted total debt less cash and cash equivalents (including marketable securities) after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom as described under “Use of Proceeds”.

CAPITALIZATION

The following table sets forth cash and capitalization of Nathan’s Famous, Inc. as of December 28, 2014:

•	on a historical basis; and

•	on an as adjusted basis to give effect to (i) the issuance of the notes assuming the notes had been issued as of December 28, 2014 and (ii) the use of proceeds from this offering as described in “Use of Proceeds”.

After giving effect to the issuance of the notes, actual amounts may vary from the estimated amounts as adjusted depending on several factors, including differences from our estimate of fees and expenses.

This table should be read together with “The Offering”, “Use of Proceeds”, “Summary Historical Consolidated Financial and Other Data”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and unaudited financial statements and related notes, in each case, included elsewhere in this offering memorandum.

	AS OF DECEMBER 28, 2014
	ACTUAL	ADJUSTED
Cash and cash equivalents / Marketable securities	$41,356	$45,356
Long-term debt, including current maturities:
Senior Secured Notes offered hereby	$—	$125,000
Total debt	$—	$125,000

Total stockholders’ equity (deficit)	$53,151	$(62,849	)(1)

Total capitalization(2)	$53,151	$62,151

		(in thousands	)

(1)	Includes up to approximately $116.0 million of net proceeds from the offering expected to be paid as a special dividend to our stockholders of record. See “Use of Proceeds”.
(2)	Total capitalization, as adjusted, represents total debt minus total stockholders’ equity (deficit).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is selected historical consolidated financial data of our business, as of the dates and for the periods indicated. The selected historical consolidated financial data as of the thirty-nine weeks ended December 28, 2014 and December 29, 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this offering memorandum. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The selected historical consolidated financial data as of March 30, 2014 and March 31, 2013 and for the years ended March 30, 2014, March 31, 2013 and March 25, 2012 have been derived from our audited consolidated financial statements included elsewhere in this offering memorandum. The selected historical consolidated financial data as of March 27, 2011 and March 28, 2010 and for the years ended March 27, 2011 and March 28, 2010 have been derived from our audited consolidated financial statements not included in this offering memorandum.

The selected historical consolidated financial data should be read in conjunction with the information about the limitations on comparability of our financial results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors”, and our audited consolidated and unaudited financial statements and related notes included elsewhere in this offering memorandum.

	FIFTY-TWO WEEKS ENDED(1)			FIFTY- THREE WEEKS ENDED	FIFTY- TWO WEEKS ENDED	THIRTY-NINE WEEKS ENDED
	MARCH 28, 2010	MARCH 27, 2011	MARCH 25, 2012	MARCH 31, 2014	MARCH 30, 2014	DECEMBER 29, 2013	DECEMBER 28, 2014
						(unaudited)	(unaudited)
CONSOLIDATED STATEMENTS OF EARNINGS:
REVENUES
Sales	$38,685	$44,634	$52,369	$56,656	$65,521	$52,003	$60,647
License royalties	6,378	6,718	7,526	8,571	8,513	6,211	13,652
Franchise fees and royalties	.4,832	5,058	5,646	5,842	5,718	4,279	4,473
Interest income	916	808	573	392	325	246	137
Insurance gain (2)	.	—	—	—	2,774	2,801	—
Other income, net	65	37	108	82	76	56	65

Total revenues	$50,876	$57,255	$66,222	$71,543	$82,927	$65,596	$78,974
COSTS AND EXPENSES
Cost of Sales	$28,513	$34,567	$42,106	$44,874	$53,072	$41,558	$49,097
Restaurant operating expenses	3,285	3,092	3,115	2,700	3,142	2,432	3,138
Depreciation and amortization	843	915	965	940	1,157	845	985
General and administrative expenses	9,708	10,125	9,552	10,437	11,460	8,519	8,561
Interest expense	—	63	477	453	135	135	—
Impairment charges	250	263	—	—	400	400	—
Other expenses	(13)	4,910	—	—	—	—	—

Total costs and expenses	$42,586	$53,935	$56,215	$59,404	$69,366	$53,889	$61,781
Income from operations before provision for income taxes	$8,290	$3,320	$10,007	$12,139	$13,561	$11,707	$17,193
Provision for income taxes	2,721	1,107	3,849	4,671	5,234	4,598	7,027

Net income (3)	$5,569	$2,213	$6,158	$7,468	$8,327	$7,109	$10,166

							(In thousands	)

	FIFTY-TWO WEEKS ENDED(1)			FIFTY- THREE WEEKS ENDED	FIFTY- TWO WEEKS ENDED	THIRTY-NINE WEEKS ENDED
	MARCH 28, 2010	MARCH 27, 2011	MARCH 25, 2012	MARCH 31, 2014	MARCH 30, 2014	DECEMBER 29, 2013	DECEMBER 28, 2014
						(unaudited)	(unaudited)
BALANCE SHEET DATA:
Cash & cash equivalents / Marketable securities	$35,926	$27,846	$20,739	$25,710	$33,264	$29,418	$41,356
Total current assets	$43,823	$44,419	$35,550	$40,988	$45,189	$41,882	$54,209
Property, plant and equipment, net	$5,467	$5,786	$6,179	$5,788	$8,970	$9,172	$8,680
Total assets	$53,374	$52,958	$44,520	$49,662	$56,135	$53,065	$65,192
Total current liabilities	$7,155	$12,965	$13,561	$13,463	$9,811	$7,644	$9,718
Total liabilities	$9,062	$14,880	$15,683	$15,514	$12,238	$10,269	$12,041
Total stockholders’ equity	$44,312	$38,078	$28,837	$34,148	$43,897	$42,796	$53,151
CONSOLIDATED STATEMENTS OF CASH FLOWS DATA:
Net cash provided by
(used in)
Operating activities	$7,179	$7,226	$9,612	$9,494	$2,876	$(1,458)	$10,514
Investing activities	$(434)	$(1,205)	$3,166	$496	$4,917	$5,027	$3,404
Financing activities	$(3,815)	$(8,690)	$(15,689)	$(2,616)	$881	$1,149	$(1,458)
Capital expenditures	$2,184	$1,245	$1,358	$998	$4,339	$4,229	$695
							(In thousands	)

(1)	Our fiscal year ends on the last Sunday in March, which results in a 52- or 53-week year.
(2)	Represents the gain from insurance payments recorded as a result of damage and temporary closure of the Coney Island restaurant due to Superstorm Sandy.
(3)	During the fiscal years ended March 30, 2014 and March 31, 2013, our Company-owned restaurant sales were negatively impacted due to the temporary closing of our Coney Island restaurant due to Superstorm Sandy since October 29, 2012 and our Yonkers restaurant due to renovations since November 25, 2012.